RBB FUND TRUST 485BPOS

Exhibit 99.(h)(5)

RULE 12d1-4

FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT, dated as of January 16, 2026 between the Acquiring Fund (the “Acquiring Fund”) and the Acquired Fund (the “Acquired Fund” and together with the Acquiring Fund, the “Funds”), listed on Schedule A.

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) of the 1940 Act limits the extent to which a registered open-end investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, the Acquiring Fund and the Acquired Fund desire to set forth the following terms pursuant to which the Acquiring Fund may invest in the Acquired Fund in reliance on the Rule.

1.    Terms of Investment

(a) In order to help reasonably address the risk of undue influence on the Acquired Fund by an Acquiring Fund, and to assist Tweedy, Browne Company LLC (the “Adviser”) with making the required findings under the Rule, the Acquiring Fund and the Acquired Fund agree as follows:

(i) Timing/advance notice of redemptions. The Acquiring Fund will use reasonable efforts to spread large redemption requests (greater than 5% of the Acquired Fund’s total outstanding shares) over multiple days or to provide advance notification of redemption requests to the Acquired Fund(s) whenever practicable and only if consistent with the Acquiring Fund’s and its shareholders’ best interests. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any.

(ii) Scale of investment. Upon a reasonable request by the Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund.

(b) In order to assist the Acquiring Fund’s Adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in the Acquired Fund, the Acquired Fund shall provide the Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule.

2.    Representations of the Acquired Funds.

In connection with any investment by an Acquiring Fund in the Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

The Acquired Fund further agrees that prior to the initial investment by the Acquiring Fund in excess of the limitations in Section 12(d)(1)(A), the Adviser will make and report the necessary findings to the Board, as required by the Rule.

3.    Representations of the Acquiring Funds.

In connection with any investment by an Acquiring Fund in the Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

The Acquiring Fund further agrees that prior to the initial investment in the Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Adviser will make and report the necessary findings to the Board, as required by the Rule.

4.      Notices

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Acquiring Fund:	If to the Acquired Fund:

Legal Department	Legal Department
c/o Tweedy, Browne Company LLC 1 Station Place Stamford, CT 06902 Email: compliance@tweedy.com	c/o Tweedy, Browne Company LLC 1 Station Place Stamford, CT 06902 Email: compliance@tweedy.com

5.    Term and Termination; Assignment; Amendment

(a) This Agreement shall be effective for the duration of the Acquired Fund’s and the Acquiring Fund’s reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 6(b) of this Agreement.

(b) This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

(c) This Agreement may not be assigned by either party without the prior written consent of the other. In the event either party assigns this Agreement to a third party as provided in this Section, such third party shall be bound by the terms and conditions of this Agreement applicable to the assigning party. Any assignment in contravention of this Section shall be null and void.

(d) This Agreement may be amended only by a writing that is signed by each affected party. No amendment, modification, or supplement of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized representative of each party.(e) In any action involving the Acquiring Fund under this Agreement, the Acquired Fund agrees to look solely to the Acquiring Fund that is involved in the matter in controversy and not to any other series of the Acquiring Funds.

(f) In any action involving the Acquired Fund under this Agreement, the Acquiring Fund agrees to look solely to the individual Acquired Fund that is involved in the matter in controversy and not to any other series of the Acquired Funds.

(g) This Agreement will be governed by the laws of the State of Maryland without regard to its choice of law principles.

(h) If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement will remain in full force and effect, if the essential terms and conditions of this Agreement for both parties remain valid, legal and enforceable.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

The RBB Fund Trust, on behalf of its series, the Tweedy, Browne International Insider + Value ETF

Name of Authorized Signer	Print	Signature

Title: CFO/CCO & Secretary	James G. Shaw	/s/ James G. Shaw

Tweedy, Browne International Value Fund	Susan Lively	/s/ Susan Lively

Name of Authorized Signer	Print	Signature

Title:

SCHEDULE A

List of Funds to Which the Agreement Applies

Acquiring Funds Tweedy, Browne International Value Fund	Acquired Funds Tweedy, Browne International Insider + Value ETF